Exhibit 5.1

July 20, 2004

Auxilium Pharmaceuticals, Inc.

160 West Germantown Pike

Norristown, PA 19401

Re:	Auxilium Pharmaceuticals, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-114685) (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), to register up to 6,900,000 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), to be sold in a public offering (the “Offering”), including 900,000 shares of Common Stock purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. All of the Shares will be newly issued. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the form of Equity Underwriting Agreement by and among the Company and the representatives of the underwriters named therein, which is filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), (c) the Company’s Fourth Restated Certificate of Incorporation, as amended to date and as currently in effect; (d) the Company’s Bylaws, as amended to date and as currently in effect, (e) certain records of the Company’s corporate proceedings as reflected in its minute and stock books, and (f) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, upon approval by the pricing committee duly authorized by the Company’s Board of Directors and assuming the due execution and delivery of the Underwriting Agreement, when and to the extent issued and sold by the Company in the manner and for the consideration contemplated by the

Auxilium Pharmaceuticals, Inc.

July 20, 2004

Underwriting Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and all references to this Firm under the caption “Legal Matters,” including the prospectus constituting a part thereof. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    Morgan, Lewis & Bockius LLP